Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Neoware, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-93942, 333-20185, 333-56298, 333-107970, 333-102878, 333-107974, and 333-126533) on Form S-8 and in the registration statements (Nos. 333-85490 and 333-107858) on Form S-3 of Neoware, Inc. and subsidiaries of our reports dated September 13, 2005, with respect to the consolidated balance sheets of Neoware, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K of Neoware, Inc.

Our report with respect to the consolidated financial statements of Neoware, Inc. as of June 30, 2006 and 2005 and for each of the years in the three-year period ended June 30, 2006 contains an explanatory paragraph regarding the adoption of SFAS No. 123R, “Share-Based Payments,” on July 1, 2005.

/s/ KPMG LLP
Philadelphia, Pennsylvania
September 13, 2006